Exhibit 4.2

Description of Capital Stock

General

The following description of the common shares, no par value (the “common shares”) of Zymeworks Inc. (the “Company,” “we,” “us,” and “our”) summarizes material rights of our common shares, as contained in our notice of articles and articles and any amendments thereto. This summary is not a complete description of the share rights associated with our common shares. For more detailed information, please see the forms of our BCBCA notice of articles and articles, which are filed as exhibits to this Annual Report on Form 10-K.

Share Capital

The Company’s authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares. Our common shares are listed on the NYSE under the symbol “ZYME.”

Common Shares

The shareholders of the Company are entitled to one vote for each common share on all matters to be voted on by the shareholders. Our articles provide for a classified (or staggered) board of directors consisting of three classes of directors, with directors serving staggered three-year terms. Shareholders of the Company are not entitled to cumulative voting in the election of directors. Each common share is equal to every other common share and all common shares participate equally on liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs after the Company has paid out its liabilities. There are no limitations on the right of nonresident or foreign owners of the common shares to hold or vote the common shares. The shareholders are entitled to receive pro rata such dividends as may be declared by our board of directors out of funds legally available for such purpose and to receive pro rata the remaining property of the Company upon dissolution. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights, and no provisions for redemption, retraction, purchase or cancellation, surrender, sinking fund or purchase fund. Provisions as to the creation, modification, amendment or variation of such rights or such provisions are contained in the BCBCA and the articles of the Company. Generally speaking, substantive changes to our share capital require the approval of the shareholders by special resolution (at least two-thirds of the votes cast).

Dividend Policy

The Company has neither declared nor paid dividends on its common shares. The Company has no present intention of paying dividends on its common shares, as it anticipates that all available funds will be invested to finance the growth of its business.

Advance Notice Policy

Our articles include an advance notice policy (the “Advance Notice Policy”). The Advance Notice Policy provides that any shareholder seeking to nominate a candidate for election as a director (a “Nominating Shareholder”) at any annual meeting of the shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors, must give timely notice thereof in proper written form to our Corporate Secretary.

To be timely, a Nominating Shareholder’s notice must be made: (i) in the case of an annual meeting of shareholders (including an annual and special meeting), not less than 30 days prior to the date of the annual meeting of shareholders, provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the date of such first public announcement; and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. The articles also prescribe the proper written form for a Nominating Shareholder’s notice.

The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the notice procedures set forth in the articles and, if any proposed nomination is not in compliance with such provisions, the discretion to declare that such defective nomination will be disregarded.

Notwithstanding the foregoing, the Board of Directors may, in their sole discretion, waive any requirement in the Advance Notice Policy.

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